Filed pursuant to Rule 433

Registration Statements Nos. 333-229096 and 333-229096-01

Relating to Preliminary Prospectus Supplement dated

October 13, 2020

U.S.$1,000,000,000 5.600% Global Notes Due 2031

Pricing Term Sheet

A preliminary prospectus supplement of Petrobras Global Finance B.V. is available from the SEC’s website at www.sec.gov.

Issuer:	Petrobras Global Finance B.V. (“PGF”)

Guarantor:	Unconditionally and irrevocably guaranteed by Petróleo Brasileiro S.A. — Petrobras

Form:	Senior Unsecured Notes

Offering:	SEC-Registered

Currency:	U.S. Dollars

Principal Amount:

U.S.$1,000,000,000 (to become immediately fungible upon the settlement date with the outstanding U.S.$1,500,000,000 5.600% Global Notes Due 2031 issued on June 3, 2020 for the aggregate principal amount of U.S.$2,500,000,000)

Maturity Date:	January 3, 2031

Coupon Rate:	5.600%

Interest Basis:	Payable semi-annually in arrears

Day Count:	30/360

Interest Payment Dates:	January 3 and July 3

First Interest Payment Date:	January 3, 2021

Gross Proceeds:	U.S.$1,095,790,000 (excluding accrued interest)

Reopening Price:	109.579% (plus accrued interest from June 3, 2020 to, but not including the settlement date, in an aggregate amount of U.S.$21,466,666.67, assuming settlement on October 21, 2020)

Yield to Worst:	4.400% (calculated as yield to October 3, 2030)

Optional Par Redemption:	On and after October 3, 2030, call at 100.000%

Make-Whole Optional Redemption:	Prior to October 3, 2030, call at UST +50 bps

Tax Redemption:	Call at 100.000%

Pricing Date:	October 13, 2020

Settlement Date:	October 21, 2020 (T+6*)

Listing:	New York Stock Exchange

Denominations:	U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof

CUSIP:	71647NBH1

ISIN:	US71647NBH17

Joint Bookrunners:	BofA Securities, Inc. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Itau BBA USA Securities, Inc. J.P. Morgan Securities LLC Santander Investment Securities Inc. Scotia Capital (USA) Inc.

*Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the pricing date or the next three succeeding business days will be required, by virtue of the fact that the Notes initially will settle in six business days (T+6), to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling BofA Securities, Inc. collect at or toll-free (U.S. only) at 1-800-294-1322, Deutsche Bank Securities Inc. toll free (U.S. only) +1 (800) 503-4611, HSBC Securities (USA) Inc. collect at +1 (866) 811-8049, Itau BBA USA Securities, Inc. collect at +1 (212) 710-6749 or toll-free (U.S. only) at +1 (888) 770-4828, J.P. Morgan Securities LLC collect at +1 (212) 834-4533 or toll-free (U.S. only) at +1 (866) 846-2874, Santander Investment Securities Inc. collect at +1 (855) 403-3636 and Scotia Capital (USA) Inc. toll-free (U.S. only) at +1 (800) 372-3930.

No key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation.